Exhibit 10.2
GLOBAL PAYMENTS INC.
PERFORMANCE UNIT AWARD CERTIFICATE
Non-transferable

G R A N T T O

(“Grantee”)

by Global Payments Inc. (the “Company”) of Performance Units (the “Performance Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s no par value common stock (“Shares”), pursuant to and subject to the provisions of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (the “Certificate”).

The target number of Shares subject to this award is (the “Target Award”). Depending on the Company’s year over year Annual Adjusted EPS Growth and relative Total Shareholder Return over the Performance Period (each as defined herein), Grantee may earn from 0% to 400% of the Target Award (subject to the Award Maximum (as defined herein)) in accordance with the performance metrics described in Exhibit A attached hereto and the terms and conditions of this Certificate.

By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

Global Payments Inc. By: ________________________________ Its: Authorized Officer	Grant Date: Grant Number: Accepted by Grantee: Date:

TERMS AND CONDITIONS
1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Certificate:
(i) “Conversion Date” means February 25, 2022, provided that the Committee has previously certified the Company’s year over year Annual Adjusted EPS Growth and relative Total Shareholder Return, as more fully described in Exhibit A hereto.
(ii) “Performance Period” means the three year period beginning on January 1, 2019 and ending on December 31, 2021.

(iii) “Final Performance Multiplier” means the percentage, from 0% to 400%, that will be applied to the Target Award to determine the number of Performance Awards that will convert to Shares on the Conversion Date, as more fully described in Exhibit A hereto.

2.    Performance Units. The Performance Units have been credited to a bookkeeping account on behalf of Grantee. The Performance Units will be earned in whole, in part, or not at all, as provided on Exhibit A attached hereto. Any Performance Units that fail to vest in accordance with the terms of this Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3.    Conversion to Shares. Except as otherwise provided in Section 4 below, 100% of the Performance Units that are earned based on performance will be converted to actual unrestricted Shares (one Share per vested Performance Unit) on the Conversion Date. These shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and stock certificates for the Shares shall be delivered to Grantee or Grantee’s designee upon request of the Grantee.

4.    Termination of Employment. If Grantee’s employment is terminated during the Performance Period, the following provisions of this Section 4 shall govern the vesting of the Performance Units:

(i) Death or Disability. If Grantee’s employment is terminated by reason of death or Disability, the number of Performance Units earned shall be determined at the end of the Performance Period based on actual performance as of the end of the Performance Period.

(ii) Any Other Reason. If Grantee’s employment is terminated for any other reason, all of the Performance Units shall be forfeited; provided, however, that in the case of Grantee’s Retirement or a termination of Grantee’s employment by the Company without Cause or by Grantee for Good Reason, the Committee may, but shall not be required to, determine that some or all of the Performance Units shall be earned at the end of the Performance Period based on actual performance as of the end of the Performance Period.

5.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Performance Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Performance Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.    Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Performance Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Units, stock units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.    Limitation of Rights. The Performance Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

8.    No Entitlement to Future Awards. The grant of the Performance Units does not entitle Grantee to the grant of any additional units or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units, and vesting provisions.

9.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Units. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the stock units Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.    Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Performance Units hereunder had expired) on the date of such amendment or termination.

11.    Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Performance Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Performance Units, are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement with Grantee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement.

12.    Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Grantee hereby agrees and submits to jurisdiction in the state and federal courts of the State of Georgia and waives objection to such jurisdiction.

13.    Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14.    Relationship to Other Benefits. The Performance Units shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

15.    Clawback. Notwithstanding anything to the contrary in this Certificate, the Plan, or any employment, key position, or change-in-control agreement with Grantee, the award granted hereunder is subject to the provisions of the following clawback policy established by the Committee prior to the grant of the Performance Units hereunder. The Committee may seek to recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that the Company’s financial statements are restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (the “Restatement”).  The Committee may seek recoupment from any current or former executive officer who received incentive-based compensation, granted after the date hereof, during the three (3) year period preceding the date that the Company was required to prepare the Restatement.  The Committee may seek to recover the amount by which the individual executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results and the Committee may determine whether the Company shall effect such recovery:  (i) by seeking repayment from the executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive under any compensatory plan, program or arrangement maintained by the Company; or (iii) a combination of foregoing.  The Grantee hereby acknowledges that this award is subject to the foregoing policy and agrees to make any repayment required in connection therewith.

16.    Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
17.    Non-Competition and Non-Solicitation. As a condition of Grantee’s receipt of this Award, Grantee agrees to the following restrictions. Grantee acknowledges and agrees that as a result of Grantee’s employment with the Company or an Affiliate, Grantee’s knowledge of and access to confidential and proprietary information, and Grantee’s relationships with the Company’s or its Affiliate’s customers and employees, Grantee would have an unfair competitive advantage if Grantee were to engage in activities in violation of this Agreement. Grantee also acknowledges and agrees that the covenants in this Section 17 are necessary to protect the trade secrets of Company or an Affiliate.
17.1 Non-Competition. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, seek or obtain any employment, independent contractor or consulting relationship with a Competitor, or otherwise provide any form of assistance or services to a Competitor or engage in Competitive Services, whether paid or unpaid, in the geographic area in which the Company or an Affiliate conducts business, in which relationship Grantee has duties for (or provides services to) such Competitor that relate to Competitive Services and are the same or similar to those services actually performed by Grantee for the Company or an Affiliate; provided, however, that (a) nothing in this Section 17.1 shall prohibit Grantee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company or an Affiliate; and (b) the time period of the non-compete in this Section shall not be longer than the time period of the non-compete in a written employment agreement between Grantee and the Company.
17.2 Non-Solicitation of Customers. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit, divert or take away or attempt to solicit divert or take away any Protected Customer for the purpose of providing or selling Competitive Services; provided however, that the non-solicitation restriction contained in this Section 17.2 shall only apply to those Protected Customers (a) with whom Grantee, alone or in conjunction with others, had business dealings on behalf of the Company or an Affiliate during the twelve (12) month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 17.2 hereof, and/or (b) for whom Grantee was responsible for supervising or coordinating the business dealings between the Company or an Affiliate and the Protected Customer during the twelve (12) month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 17.2 hereof.
17.3 Non-Solicitation of Employees. During the term of Grantee’s employment and for a period of twenty-four (24) months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit or induce any Protected Employee with whom Grantee worked or otherwise had material contact with through employment with the Company or an Affiliate to terminate his or her employment relationship with the Company or an Affiliate or to enter into employment with any other individual, corporation, partnership, joint venture, limited liability company, association or other entity.
17.4 Definitions. For purposes of this Section 17, the following definitions shall apply:
(a)    “Competitive Services” means services competitive with the business activities engaged in by the Company or an Affiliate as of the date of termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 17 hereof, which include, but are not limited to, the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant processing, merchant acquiring, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services.
(b)     “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: Chase Paymentech Solutions, LLC, First Data Corporation, Total System Services, Inc., Wells Fargo Merchant Services, LLC, First National Merchant Solutions, LLC, RBS Lynk, iPayment, Inc., Bank of America Merchant Services, LLC, National Processing Corporation, Elavon, Inc., Worldpay, Inc., and EVO Payments International, LLC.
(c) “Protected Customer” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise to whom the Company or an Affiliate has sold or provided its products or services, or actively solicited to sell its products or services, during the twelve (12) months prior to termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 17 hereof.
(d)     “Protected Employee” means any employee of the Company or an Affiliate who was employed by Company or an Affiliate at any time within six (6) months prior to the termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 17 hereof.
17.5 Rights and Remedies Upon Breach. Grantee agrees that, in the event that Grantee breaches or threatens to breach the covenants set forth in Section 17 hereof, the Company shall be entitled to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the covenants set forth in Section 17 hereof and to have the covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In addition, if the Grantee breaches any of the covenants set forth in Section 17 hereof, all unvested Shares covered by this Certificate shall be immediately forfeited. Such forfeiture shall be in addition to any other right the Company may have with respect to any such violation or breach.
17.6 Severability. Grantee acknowledges and agrees that the covenants set forth in Section 17 hereof are reasonable and valid in time and scope and in all other respects and shall be considered and construed as separate and independent covenants. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Grantee will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
17.7 Tolling. Grantee agrees that, if the enforceability of any of the terms of the covenants set forth in Section 17 hereof are challenged in court, and Grantee is not otherwise enjoined from breaching any of the covenants set forth in Section 17 hereof, and if a court of competent jurisdiction finds that the covenants are enforceable, the time period restrictions specified in Section 16 hereof are tolled from the earlier of (1) the filing of the lawsuit or (2) the date upon which a court of competent jurisdiction determines Grantee first breached any terms of the restrictive covenants; until the latter of (1) when the breaches conclusively ceased as determined by a court; or (2) until the dispute is resolved and all periods of appeal have expired. Grantee expressly agrees and understands that this provision may extend the time period restrictions set forth in Section 17 hereof by the time during which Grantee was in breach or by the time during which Grantee denies and challenges the enforceability of any of the terms of the restrictive covenants.

EXHIBIT A

Grantee may earn a percentage of the Target Award (subject to the Award Maximum) based on the Company’s year over year Annual Adjusted EPS Growth and Total Shareholder Return relative to the Comparator Group for the Performance Period, as follows:

Performance Matrix for CY 2019 Annual Adjusted EPS Growth

Degree of Performance Attainment	Annual Adjusted EPS Growth	Annual Multiple (1)
Maximum or Above	_%	_%
Stretch	_%	_%
Target	_%	_%
Threshold	_%	_%
Less than Threshold	_%	_%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

Performance Matrix for CY 2020 Annual Adjusted EPS Growth

Degree of Performance Attainment	Annual Adjusted EPS Growth	Annual Multiple (1)
Maximum or Above	_%	_%
Stretch	_%	_%
Target	_%	_%
Threshold	_%	_%
Less than Threshold	_%	_%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

Performance Matrix for CY 2021 Annual Adjusted EPS Growth

Degree of Performance Attainment	Annual Adjusted EPS Growth	Annual Multiple (1)
Maximum or Above	_%	_%
Stretch	_%	_%
Target	_%	_%
Threshold	_%	_%
Less than Threshold	_%	_%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

A.	The resulting Annual Multiples for each of CY 2019, CY 2020 and CY 2021 are averaged together to determine the EPS Performance Multiplier. For example:

•
If actual CY 2019 Annual Adjusted EPS Growth results in an Annual Multiple of __%, actual CY 2020 Annual Adjusted EPS Growth results in an Annual Multiple of _____%, and actual CY 2021 Annual Adjusted EPS Growth results in an Annual Multiple of _______%, then the EPS Performance Multiplier shall be ____%.

B.
The EPS Performance Multiplier is then multiplied by a modifier (the “Relative TSR Modifier”) based on the Company’s TSR Percentile Rank over the Performance Period to determine the Final Performance Multiplier, as follows:

Global Payments Inc.’s TSR Percentile Rank vs. Comparator Group	Relative TSR Modifier
Below 30th percentile	_%
30th to 70th percentile	_%
Above 70th percentile	_%

•
For example, if the EPS Performance Multiplier is ______% and the Company’s TSR Percentile Rank is above the 70th percentile, which results in a TSR Modifier of ____%, then the Final Performance Multiplier shall be _______%.

•	For the avoidance of doubt, no Performance Units shall be earned prior to the Conversion Date

C.	For purposes of this Certificate, the following terms shall have the following meanings:

(1)	“CY 2019” or “2019 calendar year” means the twelve month period commencing on January 1, 2019 and ending December 31, 2019.

(2)	“CY 2020” or “2020 calendar year” means the twelve month period commencing on January 1, 2020 and ending December 31, 2020.

(3)	“CY 2021” or “2021 calendar year” means the twelve month period commencing on January 1, 2021 and ending December 31, 2021.

(4)
“Annual Adjusted EPS” means “diluted earnings per share” as described and quantified in the Company’s calendar 2019, 2020, and 2021 year-end earnings press releases, respectively, except that for purposes of this Certificate, Annual Adjusted EPS shall exclude the after-tax impact of expenses associated with share-based compensation and foreign currency exchange as calculated based on foreign currency exchange rates set forth in the Company’s approved budget for each calendar year.

(5)
“Annual Adjusted EPS Growth” means the percentage increase in Annual Adjusted EPS for each calendar year in the Performance Period. For purposes of the 2019 calendar year, the beginning point for measurement of Annual Adjusted EPS growth shall be actual Annual Adjusted EPS for the twelve month period commencing on January 1, 2018 and ending December 31, 2018. For purposes of the 2020 and 2021 calendar years, the beginning point for measurement of Annual Adjusted EPS growth shall be actual Annual Adjusted EPS for the 2019 and 2020 calendar years, respectively, as measured in accordance with this Certificate.

(6)	“Award Maximum” means 4.00x the Target Award.

(7)
“Beginning Price” means, with respect to the Company and any other Comparator Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day before the beginning of the Performance Period. For the purpose of determining the Beginning Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

(8)
“Comparator Group” means the companies comprising the S&P 500 as of the first day of the Performance Period and, except as provided below, the common stock of which is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period. In the event a member of the Comparator Group files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a Comparator Group member, and such company’s Ending Price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period (and if multiple members of the Comparator Group file for bankruptcy or liquidate due to an insolvency, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/liquidations ranking lower than later bankruptcies/liquidations). In the event of a formation of a new parent company by a Comparator Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparator Group member or the assets and liabilities of such Comparator Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparator Group member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Comparator Group member are not. In the event of a merger or other business combination of two Comparator Group members (including, without limitation, the acquisition of one Comparator Group member, or all or substantially all of its assets, by another Comparator Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparator Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period.

(9)
“Ending Price” means, with respect to the Company and any other Comparator Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending on the last trading day of the Performance Period. For the purpose of determining the Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

(10)	“EPS Performance Multiplier” means the average of the Annual Multiples for each of CY 2019, CY 2020, and CY 2021.

(11)	“S&P 500” means the Standard & Poor 500 Total Return Index.

(12)
“Total Shareholder Return” or “TSR” shall be determined with respect to the Company and any other Comparator Group member by dividing: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the Performance Period by (b) the applicable Beginning Price. Any non-cash distr ibutions on the respective shares shall be valued at fair market value. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.

(13)
“TSR Percentile Rank” means the percentile ranking of the Company’s TSR among the TSRs for the Comparator Group members for the Performance Period. TSR Percentile Rank is determined by ordering the Comparator Group members plus the Company from highest to lowest based on TSR for the relevant Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In determining the Company’s TSR Percentile Rank for the Performance Period, in the event that the Company’s TSR for the Performance Period is equal to the TSR(s) of one or more other Comparator Group members for that same period, the Company’s TSR Percentile Rank ranking will be determined by ranking the Company’s TSR for that period as being greater than such other Comparator Group members. After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

TSR Percentile Rank =	(N - R) * 100
N

“N” represents the number of Comparator Group members for the relevant Performance Period plus the Company.
“R” represents the Company’s ranking among the Comparator Group members plus the Company.

D.
General. With respect to the computation of TSR, Beginning Price, and Ending Price, the Committee shall be entitled to make an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any change in corporate capitalization, such as a stock split, stock dividend or reverse stock split, occurring during the Performance Period (or during the applicable 20-day period in determining Beginning Price or Ending Price, as the case may be), and the determination of the Committee shall be final and binding.